Exhibit 10.46

CAMERON INTERNATIONAL CORPORATION
INCENTIVE STOCK OPTION AGREEMENT

Effective Date:  October 18, 2012

1.           Purpose.  As an additional incentive and inducement to you to remain in the employment of the Company or one of its direct or indirect subsidiaries or affiliate (“Subsidiary”) and to acquire an ownership position in the Company, thereby aligning your interests with those of the Company and its stockholders, the Company hereby grants to you, the “Optionee”,  the option to purchase common stock of the Company from the Company (the “Options”) at the times and upon the terms and conditions set forth on the attached Notice of Grant of Stock Options and this Option Agreement (the “Agreement”).  If Optionee completes, signs, and returns one copy of this Agreement to the Company in Houston, Texas, U.S.A., this Agreement will become effective as of October 18, 2012.

2.           Terms Subject to the Plan.  The Agreement is expressly subject to the terms and provisions of the Company's 2005 Equity Incentive Plan (the "Plan"), as indicated in your Notice of Grant of Stock Options.  A copy of the Plan is available on the Cameron Intranet under the Legal Section.  In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control.

3.           Purchase Price.  The purchase price of the Shares of the Company’s common stock subject to the Agreement shall be $56.05 per Share.

4.           Vesting.  The Options granted pursuant to this Agreement may be exercised, in whole or in part, but only as to the number of Options as to which the right to exercise has vested at the time of exercise, during the period beginning October 18, 2013 (one year from the date on which they were granted), and ending October 18, 2022 (ten years from the date on which Option was granted.)

5.           Exercise of Option.  The Options granted herein may be exercised as to vested Options, in whole or in part, from time to time by the Optionee by giving written notice to the Secretary of the Company on or prior to the date on which the Option terminates.  Such notice shall identify the Option and specify the number of whole Shares that the Optionee desires to purchase.  Any notice of exercise shall be in a form substantially similar to the form attached hereto.  Payment of the purchase price of the Shares that the Optionee desires to purchase shall be tendered in full at the time of giving notice by (i) cash, check in U.S. Dollars, or bank draft payable and acceptable to the Company (or the equivalent thereof acceptable to the Company), (ii) Shares theretofore owned and held by the Optionee for more than six months, (iii) a combination of cash and Shares theretofore owned and held by the Optionee for more than six months,  or (iv)  the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price.  The notice shall not be considered to be properly given unless accompanied by all documentation deemed appropriate by the Company to reflect exercise of the Option and compliance with all applicable laws, rules and regulations.

6.           Shares Subject to Listing and Registration.   The Option granted herein shall be subject to the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any applicable state, federal or foreign law.  This Option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained free of any conditions not reasonably acceptable to the Board of Directors.

7.           Changes in the Company's Capital Structure. The number of Shares subject to the Option and the price per Share payable upon exercise of the Option shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization, provided; however, that in the event of any reorganization, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split or other similar change in corporate structure affecting the Shares subject to the Option, the Option shall be appropriately adjusted to reflect such change, but only so far as is necessary to maintain the proportionate interest of the Optionee and preserve, without exceeding, the value of such Option.

8.           Covenant Not To Compete, Solicit or Disclose Confidential Information.

(a)         The Optionee acknowledges that the Optionee is in possession of and has access to confidential information, including material relating to the business, products or services of the Company and that he or she will continue to have such possession and access during employment by the Company.  The Optionee also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Optionee agrees that as partial consideration for the Option granted herein that should the Optionee engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) cancel any unexercised portion of the Option; (ii) recover from the Optionee the value of any portion of the Option that has been exercised; (iii) seek injunctive relief against the Optionee; (iv) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Option grant, and (v) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Optionee by the Company.

(b)         “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control” (as defined in Section 9(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Optionee during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Optionee’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

9.           Termination of Employment.

(a)         If the Optionee’s employment terminates at age 60 or older, for reasons other than “Cause” (as defined below), and the Optionee has at least ten years of continuous service with either or both the Company or a Subsidiary, any unvested Options shall continue to vest and be payable according to the terms of the Agreement; except that, if such termination occurs within one year from grant date, the number of Options that will continue to vest shall be reduced to be proportionate to that portion of the year between grant date and termination date and the balance of the Option shall be immediately cancelled. The Optionee shall have the right to exercise the Option at any time within the lesser of: (i) the term of the option, or (ii) a three (3) year period commencing on the day next following such termination.  “Continuous service” shall mean ten (10) years of continuous and uninterrupted employment of the Optionee by either or both of the Company or a Subsidiary from their most recent date of hire; and

(b)         If the Optionee is an executive officer, as determined annually by the Chief Executive Office of the Company, age 65 or older with at least ten years of continuous service with either or both of the Company or a Subsidiary and the Optionee’s employment terminates for reason other than Cause, or death or “Long-term Disability”, any unvested Options shall continue to vest according to the terms of the Agreement and the Optionee shall have the right to exercise the Options according to the terms of the Agreement; and

(c)         If the Optionee’s employment terminates by reason of death or “Long-term Disability”, of the Optionee, the Option shall vest in full, as of the date of death or the date of such termination and be exercisable pursuant to the terms of Section 5, and the Optionee or his/her personal representatives, heirs, legatees or distributees shall have the right to exercise the Option granted hereunder at any time within the lesser of:  (1) the term of the Option or, (ii) a three (3) year period commencing on the date next following the date of such termination.  For purposes of this Agreement, “Long-term Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; and

 (d)        If the Optionee’s employment terminates by reason of a workforce reduction, the Options shall continue to vest and be exercisable according to their terms; except that, if such termination occurs within one year from the effective date of the grant, the number of Options that will vest in full shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination, and the balance of the grant shall be immediately cancelled; and

(e)         If the Optionee’s employment terminates voluntarily other than as provided for in Sections (a), (b), (c) or (d) above, or as a result of involuntary termination other than for Cause or as provided for in Sections (c) and (d) above, no additional Options shall vest for the benefit of the Optionee after the termination date, and the Options shall be exercisable by the Optionee, with respect to those Shares which had already vested only, within a three (3) month period after such termination or the term of the Options, whichever is less, but only to the extent exercisable immediately prior to the date of termination; and

(f)          If the Optionee’s employment is terminated for Cause, the Options shall terminate and no longer be exercisable for either the vested or the unvested Options; and

 (g)        Any other agreement between the Optionee and the Company notwithstanding, if there is a termination of Optionee’s employment either by the Company without “Cause” or by the Optionee for reasons that would constitute “constructive termination” under applicable law during the period from the earlier of the occurrence of any of the events that would cause a “Change in Control” (as defined below) or the date of the agreement by the Company to enter into a transaction which results in a “Change in Control” or within two years following a “Change in Control”, the Options shall immediately vest and be payable in full pursuant to the terms of Section 5.

 (h)      “Cause” for the purposes hereof, shall mean the Optionee has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company or a Subsidiary; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company or a Subsidiary; (3) breached any material policy or code of conduct established by the Company or a Subsidiary and affecting the Optionee; (4) engaged in conduct that Optionee knows or should know is materially injurious to the Company or a Subsidiary; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonest or impropriety which materially impairs the Optionee’s effectiveness in his or her position with the Company or a Subsidiary.

 (i)        “Long-term Disability” for the purposes hereof, shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

 (j)         “Change in Control” for the purposes of this Agreement, shall mean the earliest date on which:

(i)
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)
a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than a majority of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the majority ownership continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).

(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or

(v)
all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Optionee, or a group of Persons which includes the Optionee, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

10.        Employment.  This Agreement is not an employment agreement.  Nothing contained herein shall be construed as creating any employment relationship.

11.        Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322

12.        Definitions.  All undefined capitalized terms used herein shall have the meanings assigned to them in the Plan.

13.        Successors and Assigns.  Subject to the provisions of Paragraph 9 hereof, this Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Optionee and the successors and assigns of the Company.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.  In no event shall an Option granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Optionee other than: (i) by will or the laws of descent and distribution; or (ii) pursuant to the qualified domestic relations order (as defined by the Internal Revenue Code); or (iii) with respect to grants of nonqualified stock options, by transfer by an Optionee to a member of the Optionee’s Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Optionee and members of his Immediate Family.  However, any grant transferred shall continue to be subject to all terms and conditions contained in the Agreement.

14.        Tax Withholding.

(a)          Regardless of any action the Company or Optionee's employer (the “Employer”) takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee's participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee's responsibility and may exceed the amount actually withheld by the Company and/or the Employer.  Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including but not limited to, the grant, vesting, exercise of the Option, the issuance of Shares upon exercise, the subsequent sale of Shares acquired pursuant to the exercise of the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee's liability for Tax-Related Items or achieve any particular tax result.  Further, if Optionee has become subject to tax in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

           (b)              Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Optionee authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) accept a cash payment in U.S. Dollars in the amount of Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Optionee's wages or other cash compensation which would otherwise be payable to Optionee by the Company and/or the Employer, equal to the amount necessary to satisfy any such obligations, (iii) withhold from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee's behalf pursuant to this authorization), or (iv) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Optionee have submitted an irrevocable notice of exercise.

            (c)             To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee are deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.  Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee's participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section and Optionee unconditionally consents to and approves any such action taken by the Company.  Optionee (or any beneficiary or person entitled to act on Optionee's behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

15.        Consent to Collection, Processing and Transfer of Personal Data.

(a)         Pursuant to applicable personal data protection laws, the Company and the Employer (if different) hereby notify the Optionee of the following in relation to the Optionee's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Option and the Optionee's participation in the Plan. The collection, processing and transfer of the Optionee's personal data are necessary for the Company’s administration of the Plan and the Optionee's participation in the Plan. The Optionee's denial and/or objection to the collection, processing and transfer of personal data may affect the Optionee's participation in the Plan. The Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)         The Company and the Employer (if different) hold certain personal information about the Optionee, including the Optionee's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Optionee's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Optionee or collected, where lawful, from third parties, and the Company and Employer (if different) will process the Data for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Optionee's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Optionee's participation in the Plan.

(c)         The Company and the Employer (if different) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee's participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Optionee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Optionee's behalf to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired pursuant to the Plan.

(d)         The Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Optionee's participation in the Plan. The Optionee may seek to exercise these rights by contacting the Company’s Corporate Secretary’s Department.

16.         English Language. The Optionee acknowledges and agrees that it is the Optionee's express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If the Optionee has received the Agreement, the Plan or any other documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

17.         Nature of Grant.

In accepting the award of Options, Optionee acknowledges that:

(a)         The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(b)         The grant of Options is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.

(c)         The Optionee is voluntarily participating in the Plan.

(d)         An Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Optionee's employment contract, if any.

(e)         The Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(f)         The Options will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Options will not be interpreted to form an employment contract with any Subsidiary.

(g)         This Agreement shall not confer upon the Optionee any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Optionee's employment at any time, as may be permitted under local law.

(h)         The future value of the underlying Shares is unknown and cannot be predicted with certainty; if the value of the Shares does not increase after the time of grant, this Option will have no value.

(i)           If the Options vest and the Optionee obtains Shares, the value of those Shares acquired may increase or decrease in value.

(j)           In consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Options or Shares acquired upon exercise of the Option resulting from termination of the Optionee's employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and the Employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Option, the Optionee will be deemed irrevocably to have waived the Optionee's entitlement to pursue such claim.

(k)          In the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive Options and vest under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise Options and vesting in Options after termination of employment, if any will be measured by the date of termination of Optionee’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the award of the Options.

(l)           The Options and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

18.         Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.        Not Providing Advice.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Shares underlying the Option.  Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

20.        Governing Law.  All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.

21.        Appendix Terms. Notwithstanding any provisions of this Agreement to the contrary, the Option shall be subject to such special terms and conditions for the Optionee's country of residence (and country of employment, if different), as are set forth in the Appendix to this Agreement (the “Appendix”). Further, if the Optionee transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Optionee's transfer). In all circumstances, the Appendix shall constitute part of this Agreement.

22.        Additional Requirements. The Company reserves the right to impose other requirements on the Options, any Shares acquired pursuant to the Options, and the Optionee's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Options and the Plan. Such requirements may include (but are not limited to) requiring the Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX

CAMERON INTERNATIONAL CORPORATION

Additional Terms and Provisions to
Restricted Stock Unit Award and/or Stock Option Agreement
(January 1, 2013)

Terms and Conditions.
This Appendix (the “Appendix”) includes special terms and conditions applicable to Participant if he or she resides in one of the countries listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Award Agreement.

Notifications.
This Appendix also includes country-specific information of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the RSUs and Stock Options or Stock Options and Shares are issued to him or her or the Shares issued upon vesting of the RSUs and Stock Options or Stock Options are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.  Finally, please note that if Participant is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in the Appendix may not be applicable.
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Angola
Exchange Control Restrictions.  The Participant should be aware that all Awards require prior approval from the Angolan Central Bank under Angolan Foreign Exchange Law (Law No. 5/97 of 27 July 1997).  Any foreign exchange transaction between a non-Angolan resident and Angolan resident requires the prior approval from the Angolan Central Bank.  It is the Participant’s obligation to fulfill all exchange control requirements with the Angolan Central Bank.
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Argentina
Securities Law Information.  The RSUs and Stock Options and Shares to be issued pursuant to the Award are offered as a private transaction.  This offering is not subject to supervision by any Argentine government authority.

Exchange Control Information.  In the event that Participant transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, he or she will be subject to certain exchange control reporting requirements.  Please note that exchange control regulations in Argentina are subject to frequent change.  Participant should consult with a personal legal advisor regarding any exchange control obligations that he or she may have.
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Australia
RSUs and Stock Options Settled in Shares Only.  Notwithstanding any discretion contained in the Plan, or any provision in the Award Agreement to the contrary, RSUs and Stock Options granted to Participants in Australia shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment.

Securities Information.  If Participant acquires Shares pursuant to the Award and he or she offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  The Australian bank assisting with the transaction will file the report for Participant.  If there is no Australian bank involved in the transfer, Participant will have to file the report.

Tax Information.  RSUs and Stock Options will likely be subject to tax when there is no longer a substantial risk of forfeiture, which may happen at the time of termination of employment if Participant does not forfeit the RSUs and Stock Options at the time of termination of employment even if Participant does not receive the Shares until a later date.
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Brazil
1.           Labor Law Acknowledgment.  Participant agrees that, for all legal purposes, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to Participant’s employment; (ii) the Plan is not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the RSUs and Stock Options, if any, is not part of Participant’s remuneration from employment.

2.           Compliance with Law.  By accepting the RSUs and Stock Options, Participant agrees that he or she will comply with Brazilian law when he or she vests in the RSUs and Stock Options, as applicable, and sells the Shares.  Participant also agrees to report and pay any and all taxes associated with the vesting of the RSUs and Stock Options, the sale of the Shares acquired pursuant to the Plan and the receipt of any dividend equivalents.

3.           Exchange Control Information.  If Participant is a resident or domiciled in Brazil and holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepared and submit to the Central Bank of Brazil an annual declaration of such assets and rights.  Assets and rights that must be reported include Shares.
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Canada
Language Consent.  The following provisions will apply to the Participant if the Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relative à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que  la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procedures judiciaries, executes, cones ou intents en vertu de, ou lies directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 17 of the Award Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors.  The Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Participant’s employee file.
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France
Use of English Language.
The Participant acknowledges that it is the Participant’s express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Vous reconnaissez et consentez que c'est votre souhaité exprés qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou institute conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans làngaliz.
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Germany
Exchange Control Information.  Cross-border payments in excess of £12,500 must be reported monthly to German Federal Bank.  If Participant uses a German bank to transfer a cross-border payment in excess of £12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for him or her.  In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of £5,000,000 on a monthly basis.
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India
Exchange Control Notification.  Participant must repatriate all proceeds received from the sale of the Shares to India within 90 days after sale.  Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency.  Participant should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the employer requests proof of repatriation.

Tax Information.  The amount subject to tax at vesting will partially be dependent upon a valuation that the Company or Employer will obtain from a Merchant Banker in India.  Neither the Company nor the Employer has any responsibility or obligation to obtain the most favorable valuation possible, nor obtain valuations more frequently than required under Indian tax law.
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Mexico
Acknowledgement of the Agreement. In accepting the RSUs and Stock Options, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement

Labor Law Acknowledgement and Policy Statement.
In accepting the RSUs and Stock Options, Participant expressly recognizes that the Company with registered offices in the United States of America, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating the Plan on a wholly commercial basis. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and Participant’s employer, and does not form part of the employment conditions and/or benefits provided by the Company and any notifications of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to himself or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiary, Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Constancia de aceptación de la ley laboral y declaración de política.
Al aceptar las Unidades, el empleado reconoce expresamente que the Company, con oficinas registradas en los Estados Unidos de América, es responsable únicamente de la administración del Plan y que la participación del empleado en el Plan y la adquisición de las acciones no constituyen una relación de trabajo entre el empleado y the Company, toda vez que el empleado participa en el Plan de manera completamente comercial. Con base en lo anterior, el empleado reconoce expresamente que el Plan y los beneficios que el empleado pueda obtener de la participación en el Plan no establecen ningún derecho entre el empleado y no forman parte de las condiciones de trabajo ni de las prestaciones ofrecidas y cualquier modificación del Plan o la terminación de éste no constituyen un cambio o deterioro de los términos y condiciones de trabajo del empleado.

Además, el empleado entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de the Company; por lo tanto, the Company se reserva el derecho absoluto de modificar o interrumpir la participación del empleado en cualquier momento sin ninguna responsabilidad con el empleado.

Por último, el empleado declara por este medio que no se reserva ninguna acción o derecho de interponer ninguna demanda contra the Company para reclamar el pago de indemnización o daños y perjuicios en relación con alguna cláusula del Plan o los beneficios derivados del Plan y, por lo tanto, el empleado otorga una exoneración amplia y total a the Company, sus subsidiarias, filiales, sucursales, oficinas de representación, accionistas, funcionarios, agentes y representantes legales con respecto a cualquier reclamo que pueda surgir.
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Romania
Termination.  Notwithstanding anything to the contrary in the Plan or Award Agreement, employment termination shall include the situation where the Participant’s employment contract is terminated as a result of the Participant’s application for retirement to the Romanian House of Pensions.
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Singapore
Securities Law Information.  The grant of RSUs and Stock Options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 206 Ed.) (the “Act”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, the Plan, the Award Agreement, this Appendix and any other document or material in connection with the grant of RSUs and Stock Options and the acquisition of Shares pursuant to the RSUs and Stock Options may not be circulated or distributed, nor may the RSUs and Stock Options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act, or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Director Notification Obligation.  If Participant is a director, associate director or shadow director1 of a Singapore Subsidiary or affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore.  Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when Participant receives or disposes of an interest (e.g., RSUs and Stock Options or Shares) in the Company or any Subsidiary or affiliate.  These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any Subsidiary or affiliate or within two (2) days of becoming a director, associate director or shadow director if such an interest exists at that time.
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1 A shadow director is an individual who is not on the Board of Directors of the Singapore Subsidiary or affiliate but who has sufficient control so that the Board of Directors of the Singapore Subsidiary or affiliate acts in accordance with the directions and instructions of the individual.

United Kingdom
Income Tax and National Insurance Contribution Withholding.  The following provision supplements Section 12 of the Award Agreement:

1.
If payment or withholding of the income tax due in connection with the RSUs and Stock Options is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date.  The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 12 of the Award Agreement.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant will not e eligible for a loan from the Company or the Employer to cover the income tax liability.  In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable.  Participant will be responsible for reporting any income tax for reimbursing the Company or the Employer the value of any employee NICs due on this additional benefit.

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